UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 25, 2020

CYRUSONE INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35789	46-0691837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2850 N. Harwood Street, Suite 2200
Dallas, TX 75201
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (972) 350-0060
_______________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	CONE	The NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.
On March 25, 2020, CyrusOne Inc. (the “Company”) posted an investor presentation to provide an update on COVID-19. The presentation will be utilized by members of management to conduct discussions with investors, analysts and others about the Company’s perspectives on, and responses to, the COVID-19 pandemic. The presentation also notes the information reported in Item 8.01 of this Current Report on Form 8-K. A copy of the presentation is available in the Events & Presentations section of the Company’s website at www.investor.cyrusone.com, and is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
The information in this Item 7.01 of this Current Report on Form 8-K and the exhibit furnished therewith shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in such filing.
Item 8.01 Other Events.
On March 25, 2020, the Company disclosed that it had entered into a forward sale agreement in the first quarter of 2020 with respect to approximately 1.99 million shares of common stock under the Company’s at-the-market equity program, which will result in estimated net proceeds of approximately $123 million upon settlement by March 2021.
Item 9.01 — Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
99.1	Investor Presentation - Company Update for COVID-19, dated March 25, 2020
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2020	CYRUSONE INC.

	By:	/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel and Secretary